As filed with the Securities and Exchange Commission on July 31, 2009
Registration No. 333-126296

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective
Amendment No. 1 to
FORM S-8 REGISTRATION STATEMENT NO. 333-126296
UNDER THE SECURITIES ACT OF 1933

CELGENE CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	22-2711928
(State or Other Jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation or Organization)

86 Morris Avenue
Summit, New Jersey	07901
(Address of Principal Executive Offices)	(Zip Code)

Celgene Corporation 1995 Non-Employee Directors’ Incentive Plan
(Full Title of the Plan)

Sol J. Barer	Copy to:
Chief Executive Officer	Robert A. Cantone, Esq.
Celgene Corporation	Proskauer Rose LLP
86 Morris Avenue	1585 Broadway
Summit, New Jersey 07901	New York, New York 10036
(Name and Address of Agent for Service)	(212) 969-3000

(908) 673-9000
(Telephone Number, Including Area Code, of Agent For Service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES
     Celgene Corporation, a Delaware corporation (the “Registrant”), is filing this Post-Effective Amendment No. 1 to deregister certain securities originally registered pursuant to the Form S-8 Registration Statement (Registration No. 333-126296) (the “2005 Registration Statement”) filed with the Securities and Exchange Commission on June 30, 2005, pursuant to which the Registrant registered 250,000 shares of common stock of the Registrant, par value $0.01 per share (the “Common Stock”) (which shares have subsequently split two-for-one on February 24, 2006), for issuance under the Registrant’s 1995 Non-Employee Directors’ Incentive Plan (as amended and restated as of June 22, 2000 and as further amended, the “Directors’ Plan”).
     At the Annual Meeting of stockholders of the Registrant held on June 17, 2009, the stockholders approved the amendment and restatement of the Registrant’s 2008 Stock Incentive Plan, which provides for, among other things, awards of stock options and restricted stock units to non-employee directors. As of stockholder approval of the Registrant’s 2008 Stock Incentive Plan (as amended and restated as of June 17, 2009, the “SIP”) no future awards will be made under the Directors’ Plan, and accordingly, 309,450 shares of Common Stock reserved but not yet granted under the Directors’ Plan were transferred to the SIP (the “Carried Forward Shares”). Therefore, the Carried Forward Shares, which were previously registered under the 2005 Registration Statement, but not issued under the Directors’ Plan, are hereby deregistered.
     Contemporaneously with the filing of this Post-Effective Amendment No. 1, the Registrant is filing a Registration Statement on Form S-8 to register 18,409,450 shares of Common Stock for offer or sale pursuant to the SIP, including the Carried Forward Shares.

SIGNATURE
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the 2005 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Summit, State of New Jersey on this 31st day of July, 2009.

CELGENE CORPORATION
By:	/s/ Sol J. Barer
Sol J. Barer
Chairman of the Board and Chief Executive Officer